ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	**20090633911-34** Filing Date and Time **08/24/2009 8:00 AM** Entity Number **C21922-1999**

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MAGNUM D'OR RESOURCES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

1) The Company proposes to amend its Articles of Incorporation to, inter alia, create a new series of preferred stock of the Corporation, designated as Series B Preferred Stock ("Series B Preferred Stock"). The number of shares constituting such series shall□ initially be forty million (40,000,000) which number may from time to time be change by the Board of Directors of the Corporation.
2) The par value of the Series B Preferred Stock shall be $0.001 par value per share. All shares of Series B Preferred Stock shall be identical with each other in all respects.
3) Therefore, the Amendment to the Articles of Incorporation of the Company shall (i) decrease the number of shares of common stock of the Company to 150,000,000 shares from the current 190,000,000; and (ii) increase the number of preferred stock authorized to 50,000,000 shares from the current 10,000,000 shares □□

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 79%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X JOSEPH J. GLUSIC

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

MAJORITY CONSENT OF SHAREHOLDERS OF MAGNUM D'OR RESOURCES, INC. IN LIEU OF MEETING OF THE SHAREHOLDERS

The undersigned, constituting a majority of the issued and outstanding shares of Magnum D'Or Resources, Inc., a Nevada corporation (the "Company" or the "Corporation"), entitled to vote thereon (the "Shareholders"), hereby consent to take the following actions and adopt the following resolutions effective as of the date indicated below:

AMENDMENT TO ARTICLES OF INCORPORATION

WHEREAS, the shareholders have been advised by the Board of Directors (the "Board") of the Corporation that it believes that it is in the best interest of the Corporation and the several shareholders thereof for the Corporation to amend its Articles of Incorporation to, inter alia, create a new series of preferred stock of the Corporation designated as Series B Preferred Stock (the "Series B Preferred Stock Designation"); and

WHEREAS, the Shareholders believe it is in the best interest of the Corporation to authorize and approve the amendment to the Articles of Incorporation, the Series B Preferred Stock Designation and the actions contemplated thereby as proposed by the Board.

NOW, THEREFORE, BE IT RESOLVED, THAT the amendment to the Articles of Incorporation, the Series B Preferred Stock Designation, and the actions contemplated thereby, all as set forth in the resolutions of the Board of August 20, 2009 are hereby authorized and approved.

FINALLY, BE IT RESOLVED FURTHER, THAT the Board of Directors and Officers of the Corporation are hereby authorized and instructed to take whatever action(s) they reasonably deem necessary to effectuate the intent of the above-described resolutions.

IN WITNESS WHEREOF, the undersigned have set forth its hands as of this 20th day of August 2009.

Chad Curtis, Shareholder
79% Voting Power

MAGNUM D'OR RESOURCES, INC.
MINUTES OF A SPECIAL MEETING
OF THE BOARD OF DIRECTORS
August 18, 2009

A Special Meeting of the Board of Directors (the "Board") of Magnum D'Or Resources, Inc. (the "Company") was held on Thursday, August 20, 2009 by telephone conference call. After determining that a quorum of the Board was in attendance, the meeting was called to order at 9:00 AM EST. The following resolutions were adopted at the meeting:

Resolved, that the Board has determined that it is in the best interests of the Company and the shareholders thereof to create a new series of preferred stock of the Company; and further be it

Resolved, that the Company amend the Articles of Incorporation to (i) decrease the number of shares of common stock of the Company authorized to 150,000,000 shares from the current 190,000,000 shares of common stock authorized; and (ii) increase the number of shares of preferred stock authorized to 50,000,000 shares of preferred stock from the current 10,000,000 shares of preferred stock authorized; and further be it

Resolved, that the Company create a new series of preferred stock which shall be designated as 'Series B Preferred Stock' and that 40,000,000 shares of preferred stock be authorized for issuance for said Series B Preferred Stock which shall have all the rights, limitations, exceptions and qualifications as set forth in the Certificate of Designation attached hereto and hereby approved by the Board; and further be it

Resolved, that the proper officers and or directors of the Company are hereby authorized, empowered, and directed, in the name and on behalf of the Company, or otherwise, to execute all such instruments, documents, and certificates, and take all such further and other actions in connection with the resolutions hereinabove adopted as they may deem necessary, advisable, and proper to effectuate the intent and purpose of the foregoing resolutions; and finally be it

RESOLVED, further, that there being no further business, the meeting was adjourned at approximately 10:00 A.M.

DATED this 20th day of August, 2009.

The undersigned directs that this Consent and Record of Action and any counterparts hereof be hand-delivered to the Secretary of the Corporation at the principal place of business of the Corporation and be filed with the corporate minute book of the Corporation.

BOARD OF DIRECTORS:

8/20/2009
Joseph J. Glusic, Chairman | Date

8-20-2009
Michel Boux, Director | Date